Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257995
PROSPECTUS SUPPLEMENT NO. 9 (to prospectus dated May 5, 2022)

THE BEAUTY HEALTH COMPANY

76,040,010 SHARES OF CLASS A COMMON STOCK
6,970,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
6,970,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 5, 2022 (the “Prospectus”), related to (i) the resale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 76,040,010 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (b) 6,970,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “warrants”) and (ii) the issuance by us of up to 6,970,000 shares of Class A Common Stock upon the exercise of warrants, with the information contained in Item 1.01, including Exhibit 10.1 incorporated therein by reference, and Item 8.01 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on September 27, 2022 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Beauty Health Company’s Class A Common Stock is quoted on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol, “SKIN”. On September 26, 2022, the closing price of our Class A Common Stock was $10.40.
Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 27, 2022

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2022, The Beauty Health Company (the “Company”) entered into an accelerated share repurchase agreement, pursuant to the ASR Agreement filed herewith (hereinafter referred to as the “ASR Agreement”), with JPMorgan Chase Bank, National Association (the “Financial Institution”) to repurchase an aggregate of up to $100.0 million of the Company’s Class A common stock. The ASR Agreement was entered into pursuant to the Company’s Share Repurchase Program described under Item 8.01 below. The Company is funding the share repurchases under the ASR Agreement with cash on-hand.

Under the terms of the ASR Agreement, the Company will make a payment of $100.0 million to the Financial Institution on September 29, 2022, and expects to receive on the same day an initial delivery of approximately 7,692,308 shares of the Company’s Class A common stock from the Financial Institution. The final number of shares to be repurchased by the Company will be based on the volume-weighted average stock price of the Company’s Class A common stock during the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, the Financial Institution may be required to deliver additional shares of Class A common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of Class A common stock or to make a cash payment, at its election, to the Financial Institution. The final settlement of the transactions under the ASR Agreement is scheduled to occur in the Company’s first fiscal quarter ending March 31, 2023, subject to earlier termination under certain limited circumstances, as set forth in the ASR Agreement.

The ASR Agreement contains customary terms for these types of transactions, including, but not limited to, the mechanisms to determine the number of shares or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares, the specific circumstances under which adjustments may be made to the transaction, the specific circumstances under which the transaction may be terminated prior to its scheduled maturity and various acknowledgements, representations and warranties made by the Company and the Financial Institution to one another.

From time to time, the Financial Institution and/or its affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which the Financial Institution has received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the ASR Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

None of this Current Report on Form 8-K, the ASR Agreement attached hereto as Exhibit 10.1 or the press release attached hereto as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and none shall constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 8.01. Other Events.

On September 26, 2022, the Board of Directors of the Company (the “Board”) approved a new share repurchase program (the “Share Repurchase Program”) that authorizes the repurchase of up to $200.0 million of shares of the Company’s Class A common stock.

Under the Share Repurchase Program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions, accelerated share repurchase programs, or otherwise, all in accordance with the requirements of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The Share Repurchase Program does not obligate the Company to acquire any particular amount of its Class A common stock, and the Share Repurchase Program may be suspended or discontinued at any time at the Company’s discretion.

Exhibit 10.1

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

September 27, 2022
To:     The Beauty Health Company
2165 Spring Street
Long Beach, CA 90806
Attention:              Liyuan Woo
Telephone No.:
Email:
With a Copy to: Paul Bokota
Telephone No.:
Email:
Re:     Master Confirmation—Uncollared Accelerated Share Repurchase
This master confirmation (this “Master Confirmation”), dated as of September 27, 2022, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between JPMorgan Chase Bank, National Association (“JPMorgan”) and The Beauty Health Company, a Delaware corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and JPMorgan as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if JPMorgan and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions), (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to JPMorgan, with a “Threshold Amount” of 3% of shareholders’ equity for JPMorgan (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of JPMorgan’s banking business. and (c) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to JPMorgan to enable it to make the relevant payment when due, and (c) such payment is made within two Local Business Days after JPMorgan’s receipt of written notice of its failure to pay.”), and (iii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions).
The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between JPMorgan and Counterparty or any confirmation or other agreement between JPMorgan and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between JPMorgan and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which JPMorgan and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms.
Trade Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:    Counterparty
Seller:    JPMorgan
Shares:    The common stock of Counterparty, par value USD 0.0001 per share (Exchange symbol “SKIN”).
Exchange:    The NASDAQ Capital Market
Related Exchange(s):    All Exchanges.
Prepayment/Variable Obligation:    Applicable
Prepayment Amount:    For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Contract Fee:    For each Transaction, as set forth in the related Supplemental Confirmation. On the Prepayment Date, Buyer shall pay Seller an amount in USD equal to the Contract Fee in immediately available funds by wire transfer to an account specified by Seller.
Valuation.
VWAP Price:    For any Exchange Business Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”). Counterparty acknowledges that the

Calculation Agent may refer to the Bloomberg Page “SKIN US <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Exchange Business Day to determine the VWAP Price.
Forward Price:    For each Transaction, the arithmetic average of the VWAP Prices for all of the Calculation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.
Forward Price Adjustment Amount:    For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:    For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.
Calculation Period Start Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Termination Date:    For each Transaction, the Scheduled Termination Date for such Transaction; provided that JPMorgan shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for all or any part of such Transaction (an “Accelerated Termination Date”) by delivering notice (an “Acceleration Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Calculation Date immediately following the designated Accelerated Termination Date. JPMorgan shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such Accelerated Termination Date (including cumulative adjustments to take into account all prior Accelerated Termination Dates).
Calculation Dates:    For each Transaction, each date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation.
Scheduled Termination Date:    For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:    The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.
    Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
    Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, in each case over a commercially reasonable period of time. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
    If a Disrupted Day occurs during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
Settlement Terms.
Settlement Procedures:    For each Transaction:
(i)    if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that JPMorgan does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by JPMorgan to Counterparty under any Transaction; or
(ii)    if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.
Number of Shares to be Delivered:    For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”. For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.
Floor Price:    For each Transaction, as set forth in the related Supplemental Confirmation.
Excess Dividend Amount:    For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:    For each Transaction, if the Number of Shares to be Delivered for all or such portion of such Transaction is positive (x) in the case of an Accelerated Termination Date, the date that is one Settlement Cycle immediately following the date on which JPMorgan delivers the relevant Acceleration Notice and (y) in the case of a Termination Date occurring on the Scheduled Termination Date, the date that is one Settlement Cycle immediately following the Termination Date, in either case, for all or such portion of such Transaction (the final Settlement Date, the “Final Settlement Date”).
Settlement Currency:    USD
Initial Share Delivery:    For each Transaction, JPMorgan shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.
Initial Share Delivery Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Initial Shares:    For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments.
Potential Adjustment Event:    In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional

Potential Adjustment Event if (x) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above (including, for the avoidance of doubt, pursuant to Section 7 hereof), (y) a Regulatory Disruption as described in Section 7 hereof occurs or (z) a Disruption Event occurs. In the case of any event described in clause (x), (y) or (z) above occurs, the Calculation Agent shall adjust, in a good faith and commercially reasonable manner, any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to JPMorgan prior to such postponement, Regulatory Disruption or Disruption Event, as the case may be; provided that the Calculation Agent shall not adjust any of the dates identified as Calculation Dates in the related Supplemental Confirmation.
Excess Dividend:    Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend). “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.
Consequences of Excess Dividend:    The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, may, at JPMorgan’s election in its sole discretion, either (x) constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account such Excess Dividend.
Method of Adjustment:    Calculation Agent Adjustment
Relevant Dividend Period:    For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.
Relevant Dividend Period End Date:    For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.
Extraordinary Events.
Consequences of Merger Events:
(a) Share-for-Share:    Cancellation and Payment
(b) Share-for-Other:    Cancellation and Payment
(c) Share-for-Combined:    Cancellation and Payment
Tender Offer:    Applicable; provided that (a) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%,” (b) Section 12.1(l) of the Equity Definitions shall be amended by (i) deleting the parenthetical in the fifth line thereof, (ii) replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including, without limitation, the announcement of an abandonment of such intention)” and (c) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”
Consequences of Tender Offers:
(a) Share-for-Share:    Modified Calculation Agent Adjustment
(b) Share-for-Other:    Modified Calculation Agent Adjustment
(c) Share-for-Combined:    Modified Calculation Agent Adjustment
Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 11 below).
Nationalization, Insolvency or Delisting:    Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:
(a) Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
(b) Failure to Deliver:    Applicable
(c) Insolvency Filing:    Applicable
(d) Loss of Stock Borrow:    Applicable
Maximum Stock Loan Rate:    For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:    JPMorgan
Determining Party:    JPMorgan
(e) Hedging Disruption:    Applicable; provided that it shall not constitute a Hedging Disruption if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.
Hedging Party:    JPMorgan
Determining Party:    JPMorgan
(f) Increased Cost of Hedging:    Applicable; provided that it shall not constitute an Increased Cost of Hedging if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.
Hedging Party:    JPMorgan
Determining Party:    JPMorgan
(g) Increased Cost of Stock Borrow:    Applicable; provided that it shall not constitute an Increased Cost of Stock Borrow if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.
Initial Stock Loan Rate:    For each Transaction, as set forth in the related Supplemental Confirmation.
Hedging Party:    JPMorgan
Determining Party:    JPMorgan; provided that all determinations, adjustments and calculations by JPMorgan acting in such capacity shall be made in a good faith and commercially reasonable manner (it being understood that Determining Party shall be subject to the requirements of the second paragraph under “Calculation Agent” below).
Hedging Adjustments:    For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on JPMorgan, assuming that JPMorgan maintains a commercially reasonable Hedge Position.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:    Applicable
2.Calculation Agent.    JPMorgan; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which JPMorgan is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent with respect to the Transactions under this Master Confirmation. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.
Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by Calculation Agent) (x) provide to

Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination, adjustment or calculation.
3.Account Details.
(a)Account for payments to Counterparty:
Bank:
ABA#:
Acct No.:
Acct Name:
Beneficiary Acct #:
Beneficiary Acct Name:
Ref:

Account for delivery of Shares to Counterparty: To be provided separately
(b)Account for payments to JPMorgan:
Bank:
ABA#:
Acct No.:
Beneficiary:
Ref:
Account for delivery of Shares to JPMorgan:
4.Offices.
(c)The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(d)The Office of JPMorgan for each Transaction is: New York
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179
5.Notices.
(e)Address for notices or communications to Counterparty:
The Beauty Health Company
2165 Spring Street
Long Beach, CA 90806
Attention:    Paul Bokota, Vice President & General Counsel
Telephone No.:
Email Address:

(a)Address for notices or communications to JPMorgan:
JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:

With a copy to:
Attention:    Mr. Sanjeet S. Dewal
Title:        Managing Director

Telephone No.:
Email Address:

6.Representations, Warranties and Agreements.
(a)Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
(i)    It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).
(ii)    The offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
(b)Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to JPMorgan that:
(i)    As of the Trade Date for each Transaction hereunder, Counterparty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of this Master Confirmation and the Supplemental Confirmation for such Transaction has been duly authorized, executed and delivered by Counterparty and (assuming due authorization, execution and delivery thereof by JPMorgan) this Master Confirmation, as supplemented by such Supplemental Confirmation, constitutes a valid and legally binding obligation of Counterparty. Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof.
(ii)    As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of their respective assets or (C) any contractual restriction binding on or affecting Counterparty or any of its subsidiaries or any of its assets.
(iii)    As of the Trade Date for each Transaction hereunder, all governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Master Confirmation and the Supplemental Confirmation for such Transaction have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
(iv)    As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.
(v)    As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)    As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(vii)    Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
(viii)    As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, to Counterparty’s knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(ix)    Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.
(x)    (A) The Shares are not, as of the Calculation Period Start Date, and (B) Counterparty will not, at any time during any Regulation M Period (as defined below) for any Transaction, cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) unless, in the case of clause (B), Counterparty has provided written notice to JPMorgan of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 hereof; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act). “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by JPMorgan and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 hereof is applicable to such Transaction, the date on which all deliveries owed pursuant to such Section 15 have been made.
(xi)    As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, any Cash Settlement Payment Date and any Settlement Method Election Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)    Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(xiii)    Counterparty shall cooperate with JPMorgan, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as JPMorgan may reasonably request from time to time, consistent with the terms of the Agreement, this Master Confirmation and any Supplemental Confirmation, in order to effectuate the purposes of the Agreement, this Master Confirmation, any Supplemental Confirmation and any Transaction.
(xiv)    Counterparty has not entered, and will not enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including, without limitation, any agreements similar to the Transactions described herein) where any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including, without limitation, as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other transaction overlaps with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such other transaction (other than, for the avoidance of doubt, any Permitted Purchase (as defined below)) to avoid any such overlap.
Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Counterparty may purchase Shares on any Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with JPMorgan or an Affiliate of JPMorgan (each, a “Permitted OMR Transaction”), so long as, on any Calculation Date, purchases under all Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the Supplemental Confirmation for such Transaction on such Calculation Date. In addition, the preceding paragraph shall not limit (w) Counterparty’s purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (x) Counterparty’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Counterparty’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions. Purchases of Shares that are permitted by this paragraph are referred to herein as the “Permitted Purchases”).
(xv)    Counterparty shall, at least one day prior to the first day of the Calculation Period, the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any, for any Transaction, notify JPMorgan of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.
(xvi)    As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, there has not been any Merger Announcement (as defined below).
(xvii)    The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(c)In addition to the representations, warranties and covenants in this Agreement, JPMorgan represents, warrants and covenants to Counterparty that:
(i)     In addition to the covenants in the Agreement and herein, JPMorgan agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond JPMorgan’s control; provided that the foregoing agreement shall not apply to purchases made to dynamically hedge for JPMorgan’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 6(c)(i), JPMorgan shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent
7.Regulatory Disruption. In the event that JPMorgan concludes, in its good faith, reasonable judgment, and upon the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMorgan), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, JPMorgan may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days. JPMorgan shall notify Counterparty as soon as practicable (but in no event later than one Scheduled Trading Day) that a Regulatory Disruption has occurred and the Scheduled Trading Days affected by it, provided that the JPMorgan shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination. JPMorgan shall also subsequently notify Counterparty in writing on the day JPMorgan reasonably believes in good faith and upon the advice of counsel that it may resume its market activity. For the avoidance of doubt, JPMorgan shall make its determination pursuant to the first sentence of this section in a manner consistent with determinations made with respect to other issuers under similar facts and circumstances.
8. 10b5-1 Plan. Counterparty represents, warrants and covenants to JPMorgan that:
(b)Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of any antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.
(c)During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, JPMorgan (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by JPMorgan, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of JPMorgan. Counterparty acknowledges and agrees that all such transactions shall be made in JPMorgan’s sole judgment and for JPMorgan’s own account.
(d)Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether JPMorgan (or its agent or Affiliate) makes any purchases or sales in connection with any Transaction, including, without limitation, over how, when or whether JPMorgan (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation.
(e)Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan under federal or applicable state securities laws. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of any antifraud or anti-manipulation provisions of the federal or applicable state securities laws, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
(f)Counterparty shall not, directly or indirectly, communicate any information relating to the Shares or any Transaction (including, without limitation, any notices required by Section 10(a) hereof) to any employee of JPMorgan, other than as set forth in the Communications Procedures attached as Annex B hereto.
9.Counterparty Purchases. Counterparty (or any “affiliate” or “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of JPMorgan, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation, except through JPMorgan. Nothing in this Section 9 shall prohibit or apply to Permitted Purchases.
10.Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(d)Counterparty agrees that it:
(i)    except to the extent required by law, will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or to the extent within Counterparty’s reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;
(ii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify JPMorgan following any such Merger Announcement that such Merger Announcement has been made; and
(iii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide JPMorgan with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through JPMorgan or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to JPMorgan that such information is true and correct. In addition, Counterparty shall promptly notify JPMorgan of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.
(e)Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof.
(f)Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), JPMorgan, in a good faith and commercially reasonable manner, may (i) make commercially reasonable adjustments to the terms of any Transaction (other than the dates identified as Calculation Dates in the related Supplemental Confirmation), including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, to account for the economic effects of such Merger Transaction or potential Merger Transaction on such Transaction and/or suspend the Calculation Period and/or any Settlement Valuation Period, or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
11.Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)If an Acquisition Transaction Announcement occurs on or prior to the Final Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments in a commercially reasonable manner, to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A hereto shall apply.
(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that, in the reasonable judgment of the Calculation Agent, is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration the effect of such announcement on the Shares and/or options relating to the Shares), or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a Valid Third Party Entity or their respective affiliates, agents or representatives. “Valid Third Party Entity” shall mean, in respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party (or its affiliate, agent or representative) on the Shares and/or options relating to the Shares).
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
12.Acknowledgments.
(g)The parties hereto intend for:
(i)     each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)     the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)     a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)     all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(h)Counterparty acknowledges that:
(i)    during the term of any Transaction, JPMorgan and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii)    JPMorgan and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;
(iii)    JPMorgan shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv)    any market activities of JPMorgan and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, the VWAP Price and the Settlement Price, each in a manner that may be adverse to Counterparty; and
(v)    each Transaction is a derivatives transaction in which it has granted JPMorgan an option; JPMorgan may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
13.No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
14.Delivery of Shares. Notwithstanding anything to the contrary herein, JPMorgan may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
15.Alternative Termination Settlement. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or JPMorgan, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in good faith and in a commercially reasonably manner over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by JPMorgan, the prices at which JPMorgan purchases Shares or Alternative Delivery Units on any Calculation Date to fulfill its delivery obligations under this Section 15, assuming such purchases are executed in a commercially reasonable manner and within a commercially reasonable period of time and reflect the prevailing market price of Shares or Alternative Delivery Units); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 15 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to JPMorgan, in writing on the date it notifies JPMorgan of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by JPMorgan pursuant to this Section 15, the period during which JPMorgan purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates for the relevant Transaction.
16.Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, JPMorgan may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price (assuming such price is determined in a commercially reasonable manner and reflects prevailing market prices) at which one or more market participants would offer to sell to the Seller a block of Shares or Alternative Delivery Units equal in number to the Seller’s commercially reasonable hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15 hereof, such Shares or Alternative Delivery Units shall be delivered on a date selected by JPMorgan as promptly as practicable.
17.Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Equity Percentage would exceed 7.5%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery the Equity Percentage would exceed 7.5%. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, JPMorgan gives notice to Counterparty that, after such delivery, the Equity Percentage would not exceed 7.5%. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and any of its affiliates or any other person subject to aggregation with JPMorgan for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which JPMorgan is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.
18.Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall JPMorgan be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.
19.Additional Termination Events.
(g)The occurrence of an event described in paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.
(h)Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by JPMorgan or Counterparty if, on two consecutive Exchange Business Days, the price of the Shares on the Exchange at any time is at or below such Termination Price, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
20.Non-confidentiality. JPMorgan and Counterparty hereby acknowledge and agree that, subject to Section 8(e), each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
21.[Reserved].
22.Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, JPMorgan may assign any of its rights or duties hereunder to (i) to an Affiliate or branch of JPMorgan with a credit rating equal to or greater than JPMorgan or (ii) to an Affiliate or branch of JPMorgan whose obligations are guaranteed by JPMorgan or by an Affiliate of JPMorgan with a credit rating equal to or greater than JPMorgan without the prior written consent of Counterparty; provided, that JPMorgan may not assign its rights and obligations hereunder and under the Agreement if such assignment would result in (A) Counterparty being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay to JPMorgan in the absence of such assignment or (B) Counterparty receiving a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which the JPMorgan would have been required to so withhold or deduct in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement.
Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, JPMorgan may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform JPMorgan’s obligations in respect of any Transaction and any such designee may assume such obligations. JPMorgan may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. JPMorgan shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, JPMorgan hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of JPMorgan’s obligations in respect of any Transaction are not completed by its designee, JPMorgan shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.
23.Amendments to the Equity Definitions, Agreement.
(i)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic”; and adding the phrase “or such Transaction” at the end of the sentence.
(j)Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material economic” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) replacing the words “diluting or concentrative” in the sixth to last line thereof with “material economic”, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(k)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic”; and adding the phrase “or the relevant Transaction” at the end of the sentence.
(l)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”
(m)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(i)    deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and
(ii)    replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(n)Section 12.9(b)(v) of the Equity Definitions is hereby amended by
(i)    deleting clause (X) in the final sentence; and
(ii)    adding the following phrase at the end of the second sentence of such Section:
“; provided that Counterparty may elect to terminate the Transaction only if Counterparty if represents and warrants to JPMorgan in writing on the date it notifies JPMorgan of its election that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws”.
(o)Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding the following phrase at the end of the second sentence of such Section:
“; provided that Counterparty may elect to terminate the Transaction only if Counterparty if represents and warrants to JPMorgan in writing on the date it notifies JPMorgan of its election that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”
(p)Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.
24.Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to JPMorgan, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent in a commercially reasonable manner, required for JPMorgan to hedge its exposure to such Transaction.
25.Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to JPMorgan rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than any Transaction.
26.Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).
27.Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.
28.Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO

THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
29.Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
30.U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, JPMorgan shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, JPMorgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” JPMorgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to JPMorgan replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
31.CARES Act. Counterparty represents and warrants that it has not applied, and throughout the term of any Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution. Counterparty further represents and warrants that the Prepayment Amount for any Transaction is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of Shares pursuant to any Transaction (either by specific reference thereto or by general reference to transactions with the attributes thereof in all relevant respects).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Sanjeet Dewal
Authorized Signatory
Name: Sanjeet Dewal, Managing Director

Accepted and confirmed
as of the date first set
forth above:

THE BEAUTY HEALTH COMPANY
By:	/s/ Liyuan Woo
Authorized Signatory
Name: Liyuan Woo

SCHEDULE A
FORM OF SUPPLEMENTAL CONFIRMATION
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

[__________], 20[__]
To:     The Beauty Health Company
2165 Spring Street
Long Beach, CA 90806
Attention:              Liyuan Woo
Telephone No.:
Email:
With a Copy to: Paul Bokota
Telephone No.:
Email:
Re:     Supplemental Confirmation—Uncollared Accelerated Share Repurchase Tranche [ ]
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“JPMorgan”) and The Beauty Health Company, a Delaware corporation (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between JPMorgan and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of September 27, 2022 (the “Master Confirmation”), between JPMorgan and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:    [__________], 20[__]
Forward Price Adjustment Amount:    USD [___]
Calculation Period Start Date:    [__________], 20[__]
Scheduled Termination Date:    [__________], 20[__]
First Acceleration Date:    [__________], 20[__]
Prepayment Amount:    USD [___]
Prepayment Date:    [__________], 20[__]
Initial Shares:    [___] Shares; provided that if, in connection with the Transaction, JPMorgan is unable, after using commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that JPMorgan is able to so borrow or otherwise acquire; provided further that if the Initial Shares are reduced as provided in the preceding proviso, then JPMorgan shall use commercially reasonable efforts to borrow, at a stock borrow cost no greater than the Initial Stock Loan Rate, or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be
A-1

considered Initial Shares. All Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.
Initial Share Delivery Date:    [__________], 20[__]
Maximum Stock Loan Rate:    [__] basis points per annum
Initial Stock Loan Rate:    [__] basis points per annum
Maximum Number of Shares:    [___]1 Shares
Floor Price:    USD 0.01 per Share
Contract Fee:    USD [___]
Termination Price:    USD [___] per Share
Additional Relevant Days:    The [___] Exchange Business Days immediately following the Calculation Period.
Reserved Shares:    Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be equal to [___] Shares.
Designated OMR Threshold:    For any Exchange Business Day, [ ]% of the ADTV (as defined in Rule 10b-18) of the Shares.
Calculation Dates:

Following the First Acceleration Date, each Exchange Business Day thereafter shall be a Calculation Date.
3.    Counterparty represents and warrants to JPMorgan that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as set forth in any notice delivered pursuant to Section 6(b)(xv) of the Master Confirmation.
4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

1 To be approximately 50% of the total number of Shares outstanding on the Trade Date.
2

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.
Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

THE BEAUTY HEALTH COMPANY
By:
Authorized Signatory
Name:

3

SCHEDULE B
FORM OF CERTIFICATE OF RULE 10B-18 PURCHASES

[Letterhead of Counterparty]
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

Re:     Uncollared Accelerated Share Repurchase

Ladies and Gentlemen:
    In connection with our entry into the Master Confirmation, dated as of September 27, 2022, between JPMorgan Chase Bank, National Association and The Beauty Health Company, a Delaware corporation, as amended and supplemented from time to time (the “Master Confirmation”) and the Supplemental Confirmation thereto, dated as of [__________], 20[__], we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] (as defined in the Master Confirmation) and the week during which the first day of such [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] occurs.
Number of Shares: __________________
We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.
Very truly yours,

THE BEAUTY HEALTH COMPANY
By:
Authorized Signatory
Name:
B-1

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.    The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:
Settlement Currency:    USD
Settlement Method Election:    Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to JPMorgan in writing on the date it notifies JPMorgan of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Electing Party:    Counterparty
Settlement Method Election Date:    The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.
Default Settlement Method:    Cash Settlement
Forward Cash Settlement Amount:    An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.
Settlement Price:    An amount equal to the average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period:    A number of Scheduled Trading Days selected by JPMorgan in its reasonable discretion based on a commercially reasonable Hedge Position, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date. JPMorgan shall notify Counterparty of the last Scheduled Trading Day of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Scheduled Trading Day.
Cash Settlement:    If Cash Settlement is applicable, then Buyer shall pay to JPMorgan the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:    The Exchange Business Day immediately following the last day of the Settlement Valuation Period.
Net Share Settlement Procedures:    If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a

Annex A-1

number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to 101% (in the case of Registered Settlement Shares) or 105% (in the case of Unregistered Settlement Shares) of the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to JPMorgan (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.
3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by JPMorgan (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to JPMorgan, in such quantities as JPMorgan shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to JPMorgan;
(c)    as of or prior to the date of delivery, JPMorgan and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to JPMorgan, in its discretion (provided that prior to receiving or being granted access to any such information, JPMorgan and any such agent may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation); and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with JPMorgan in connection with the public resale of the Registered Settlement Shares by JPMorgan substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to JPMorgan, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, JPMorgan and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, JPMorgan and any potential purchaser of any such shares from JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) identified by JPMorgan shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such JPMorgan (or Affiliate) or potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;
(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) in connection with the private placement of such shares by Counterparty to JPMorgan (or any such Affiliate) and the private resale of such shares by JPMorgan (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to JPMorgan, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, JPMorgan and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and documented out-of-pocket expenses of JPMorgan (and any such Affiliate) in connection with such resale, including, without limitation, all commercially reasonable fees and expenses of counsel for JPMorgan, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and (d)

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in connection with the private placement of such shares by Counterparty to JPMorgan (or any such Affiliate) and the private resale of such shares by JPMorgan (or any such Affiliate), Counterparty shall, if so requested by JPMorgan, prepare, in cooperation with JPMorgan, a private placement memorandum in form and substance reasonably satisfactory to JPMorgan.
5.    JPMorgan, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s) will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to JPMorgan pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by JPMorgan, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by JPMorgan, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, JPMorgan will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, JPMorgan shall return to Counterparty on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to JPMorgan, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to JPMorgan additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by JPMorgan in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to JPMorgan further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for any Transaction be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B
Where    A =     the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
    B =     the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means initially, 28,846,154 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.
If at any time, as a result of this paragraph 7, Counterparty fails to deliver to JPMorgan any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify JPMorgan thereof and deliver to JPMorgan a number of Shares not previously delivered as a result of this paragraph 7. Counterparty agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

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ANNEX B
COMMUNICATIONS PROCEDURES

September 27, 2022

I.    Introduction
    The Beauty Health Company (“Counterparty”) and JPMorgan Chase Bank, National Association (“JPMorgan”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”), dated as of September 27, 2022, between JPMorgan and Counterparty relating to Uncollared Accelerated Share Repurchase transactions. These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.
II.    Communications Rules
    For each Transaction, from the Trade Date for such Transaction until the date all payments or deliveries of Shares have been made with respect to such Transaction, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any EDG Trading Personnel. Except as set forth in the preceding sentence, the Master Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of JPMorgan, including, without limitation, Employees who are EDG Permitted Contacts.
III.    Termination
    If, in the sole judgment of any EDG Trading Personnel or any Affiliate or Employee of JPMorgan participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such EDG Trading Personnel or Affiliate or Employee of JPMorgan shall immediately terminate such Communication. In such case, or if such EDG Trading Personnel or Affiliate or Employee of JPMorgan determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such EDG Trading Personnel or such Affiliate or Employee of JPMorgan shall promptly consult with his or her supervisors and with counsel for JPMorgan regarding such Communication. If, in the reasonable judgment of JPMorgan’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the Exchange Act with respect to any ongoing or contemplated activities of JPMorgan or its Affiliates in respect of any Transaction pursuant to the Master Confirmation, it shall be an Additional Termination Event pursuant to Section 19(a) of the Master Confirmation, with Counterparty as the sole Affected Party and all Transactions under the Master Confirmation as Affected Transactions.
    IV.    Definitions
    Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation. As used herein, the following words and phrases shall have the following meanings:
    “Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and JPMorgan or any of its Affiliates or Employees, on the other hand.
    “Designee” means a person designated, in writing or orally, by Counterparty to communicate with JPMorgan on behalf of Counterparty.
    “EDG Permitted Contact” means any of Mr. David Aidelson, Mr. Elliot Chalom, Ms. Yana Chernobilsky, Mr. Ganaraj S. Hegde, Mr. Noah L. Wynkoop and Mr. Sanjeet S. Dewal or any of their designees; provided that JPMorgan may amend the list of EDG Permitted Contacts by delivering a revised list of EDG Permitted Contacts to Counterparty.
    “EDG Trading Personnel” means Mr. Derek W. Brown, Mr. Michael Captain, Ms. Alexandra Molino, Mr. Spyros Kallipolitis, Mr. Jack Kellerk, Mr. Michael Tatro and any other Employee of the public side of the Equity Derivatives Group of JPMorgan Chase & Co.; provided that JPMorgan may amend the list of EDG Trading Personnel by delivering a revised list of EDG Trading Personnel to Counterparty; and provided further that, for the avoidance of doubt, the persons listed as EDG Permitted Contacts are not EDG Trading Personnel.

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    “Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any Affiliate of any of such owner, principal, officer, director, employee, agent or representative.
    “Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.
    “Program-Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of JPMorgan (or any of its Affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

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